UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 20, 2006
GLACIER BANCORP, INC.
(Exact name of registrant as specified in its charter)
Montana
(State or other jurisdiction of incorporation)

(Commission File Number) 000-18911	(IRS Employer Identification No.) 81-0519541
49 Commons Loop
Kalispell, Montana 59901
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (406) 756-4200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 8.01 OTHER EVENTS
Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EXHIBIT 99.1

Item 8.01 OTHER EVENTS
     On April 20, 2006, Glacier Bancorp, Inc., Kalispell, Montana (“Glacier”) entered into a Plan and Agreement of Merger (the “Merger Agreement”) with Citizens Development Company (“Citizens”). Under the terms of the Merger Agreement, Citizens will merge with and into a newly formed, wholly-owned subsidiary of Glacier, and the current bank subsidiaries of Citizens (Citizens State Bank, Hamilton, Montana; First Citizens Bank of Billings, Billings, Montana; First National Bank of Lewiston, Lewiston, Montana; Western Bank of Chinook, N.A., Chinook, Montana; and First Citizens Bank, N.A., Columbia Falls, Montana) will become subsidiaries of Glacier.
     Effective at the time of the merger, the outstanding common shares of Citizens will be exchanged for shares of Glacier common stock and cash with a total aggregate base value of $77 million. The merger agreement provides that if closing occurs after June 30, 2006, the base consideration will be increased the amount of Citizens’ earnings for the period from July 1, 2006 to the effective date of the merger, determined as set forth in the merger agreement.
     Consummation of the transaction is subject to several conditions, including receipt of applicable regulatory approvals and approval by the shareholders of Citizens. For information regarding the terms of the proposed transaction, reference is made to the press release dated April 20, 2006, which is attached as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (a) Financial statements. – not applicable
     (b) Pro forma financial information. – not applicable
     (c) Exhibits.
99.1	Press Release dated April 20, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2006	GLACIER BANCORP, INC.
	By:	/s/ Michael J.Blodnick
Michael J. Blodnick
President and Chief Executive Officer